NYSE: WMB
Date:                     Aug. 7, 2008
Williams Reports Second-Quarter 2008 Financial Results
•	Key Measure – Recurring Adjusted EPS – Up 58% in 2Q, 69% Year-to-Date

•	Net Income is $437 Million for 2Q 2008, $937 Million Year-to-Date

•	Domestic Natural Gas Production Growth Remains Robust – Up 24% in 2Q

•	Growth Opportunities Abundant Across All Businesses

Quarterly Summary Financial Information	2Q 2008		2Q 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$419	$0.70	$243	$0.40
Income from discontinued operations	18	0.03	190	0.31

Net income	$437	$0.73	$433	$0.71

Recurring income from continuing operations*	$397	$0.67	$221	$0.36
After-tax mark-to-market adjustments	9	0.01	43	0.07

Recurring income from continuing operations — after mark-to-market adjustments*	$406	$0.68	$264	$0.43

Year-To-Date Summary Financial Information	YTD 2008		YTD 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$835	$1.40	$413	$0.68
Income from discontinued operations	102	0.17	154	0.25

Net income	$937	$1.57	$567	$0.93

Recurring income from continuing operations*	$740	$1.24	$387	$0.63
After-tax mark-to-market adjustments	7	0.01	67	0.11

Recurring income from continuing operations — after mark-to-market adjustments*	$747	$1.25	$454	$0.74

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          TULSA, Okla. – Williams (NYSE:WMB) announced second-quarter 2008 unaudited net income of $437 million, or $0.73 per share on a diluted basis, compared with net income of $433 million, or $0.71 cents per share on a diluted basis, for second-quarter 2007.
          Year-to-date through June 30, Williams reported net income of $937 million, or $1.57 per share on a diluted basis, compared with net income of $567 million, or $0.93 per share on a diluted basis for the first six months of 2007.

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 1 of 10

          Strong performances in the company’s exploration & production and midstream businesses were the key drivers of the increase in the second-quarter and year-to-date results. Key factors were higher net realized average natural gas prices and strong natural gas production growth, as well as natural gas liquid (NGL) margins remaining at historically high levels. The results also benefited from a gain on the sale of certain international interests.
          Lower income from discontinued operations partially offset these benefits to net income during the second-quarter and year-to-date periods. The lower results from discontinued operations in second-quarter 2008 primarily reflect the absence of income recognized in second-quarter 2007 related to the sale of the company’s former power business.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
          Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, was $406 million, or $0.68 per share for second-quarter 2008. On the same adjusted basis, recurring income from continuing operations was $264 million, or $0.43 per share, for second-quarter 2007.
          For the first half of 2008, recurring income from continuing operations after mark-to-market adjustments was $747 million, or $1.25 per share; compared with $454 million, or $0.74 per share for the first half of 2007.
          The significant increases in the recurring adjusted results reflect strong performances in the company’s natural gas businesses driven by higher net realized average prices on increased production as well as strong NGL margins. Higher operating costs partially offset these benefits.
          A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
CEO Perspective
          “Natural gas is playing an increasingly vital role in our nation’s energy picture, and Williams operates a portfolio of natural gas assets that are best-in-class,” said Steve Malcolm, chairman, president and chief executive officer.
          “Our energy-producing businesses enjoy the competitive advantages of scale in established, growing production basins. Our pipelines connect those long-lived producing areas to fast-growing markets along the Eastern Seaboard, in Florida and in the Pacific Northwest.
          “There are abundant growth opportunities across our businesses and we have a solid track record of crisp execution. Our focus continues to be delivering earnings growth and driving long-term value creation,” Malcolm said.

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 2 of 10

Business Segment Performance: Consolidated Segment Profit Up 60% in Second Quarter
          Consolidated results include segment profit for Williams’ businesses – Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Gas Marketing Services as well as results reported in the Other segment.

Consolidated Segment Profit (Loss)	2Q		YTD
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$496	$209	$926	$397
Midstream Gas & Liquids	295	251	556	405
Gas Pipeline	179	180	359	330

	$970	$640	$1,841	$1,132

Gas Marketing Services	(46)	(63)	(25)	(93)
Other	(1)	—	—	—

Consolidated Segment Profit	$923	$577	$1,816	$1,039

Recurring Consolidated Segment Profit (Loss)
After Mark-to-Market Adjustments*	2Q		YTD
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$471	$209	$783	$397
Midstream Gas & Liquids	293	251	554	397
Gas Pipeline	170	157	350	307

	$934	$617	$1,687	$1,101

Gas Marketing after MTM Adjustments	(31)	7	(13)	15
Other	(1)	—	—	—

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$902	$624	$1,674	$1,116

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          For second-quarter 2008, Williams’ businesses reported consolidated segment profit of $923 million, compared with $577 million for second-quarter 2007. Improved results in Exploration & Production and Midstream drove the 60-percent increase.
          Year-to-date through June 30, Williams’ businesses reported consolidated segment profit of $1.82 billion, compared with $1.04 billion for the same period in 2007. Strong results in Exploration & Production, Midstream and Gas Pipeline drove the significant increase in year-to-date consolidated segment profit. The year-to-date period also benefited from the previously noted gain on the sale of certain international interests.
          On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams’ recurring consolidated segment profit was $902 million in second-quarter 2008, compared with $624 million for second-quarter 2007, an increase of 45 percent.

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 3 of 10

          For the first half of 2008 on the same basis, Williams’ recurring consolidated segment profit was $1.67 billion, compared with $1.12 billion for the first half of 2007.
Exploration & Production: Higher Net Realized Prices, Robust Production Growth Drive Higher Segment Profit
          Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.
          The business reported segment profit of $496 million for second-quarter 2008, compared with second-quarter 2007 segment profit of $209 million, an increase of 137 percent.
          Year-to-date through June 30, Exploration & Production reported segment profit of $926 million, compared with $397 million for the first six months of 2007.
          Higher net realized average prices and strong growth in domestic natural gas production volumes were the primary drivers of the significant increases in segment profit for both the second-quarter and year-to-date periods. Results for the second-quarter and year-to-date 2008 periods also benefited from pre-tax gains on the sale of certain international interests of $30 million and $148 million, respectively.
          Increased development within the Piceance, Powder River and Fort Worth basins drove the growth in domestic production volumes, as the company surpassed 1.1 billion cubic feet equivalent (Bcfe) per day in domestic production during the second quarter. In the Piceance Basin of western Colorado – the company’s cornerstone for production and reserves growth – average daily production increased 26 percent for the second quarter. In the Powder River Basin in Wyoming, the company’s second-largest production area, average daily production increased 41 percent for the quarter.

Quarterly Average Daily Production	2Q
Amounts in million cubic feet equivalent of natural gas (MMcfe)	2008	2007	Growth rate
Piceance Basin	659	522	26%
Powder River Basin	234	166	41%
Other Basins	266	257	4%
U.S. Interests only	1,110	898	24%
U.S. & International Interests	1,159	945	23%
          During second-quarter 2008, Williams’ net realized average price for U.S. production was $8.056 per thousand cubic feet of natural gas equivalent (Mcfe), which was 49 percent higher than the $5.39 per Mcfe realized in second-quarter 2007.
          The benefits of higher net realized average prices and higher production volumes in the second-quarter and year-to-date periods were partially offset by increased depreciation, depletion and amortization, higher operating taxes, and higher lease operating expenses.
          Williams is updating Exploration & Production’s segment profit guidance released on June 25 for 2008 and 2009. Increased expected production levels, including the effects of beginning the development of the

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 4 of 10

company’s recent acquisitions in the Piceance Basin and the Barnett Shale, are driving the updated forecast.
          In 2008, Williams now expects recurring segment profit to range from $1.4 billion to $1.7 billion, updated from the June 25 guidance range of $1.35 billion to $1.7 billion. For 2009, the company now expects a range of $1.275 billion to $1.775 billion, updated from June 25 guidance of $1.250 billion to $1.75 billion.
          The company is also updating its capital expenditure guidance ranges for Exploration & Production for both 2008 and 2009. The increase in capital expenditure guidance for both 2008 and 2009 are due to the previously announced acquisition in the Barnett Shale.
          In 2008, Williams is now forecasting a range of $1.975 billion to $2.175 billion in capital expenditures, up from June 25 guidance of $1.8 billion to $2 billion. For 2009, the company now expects capital expenditures of $1.725 billion to $1.925 billion, up from June 25 guidance of $1.625 billion to $1.825 billion.
Midstream Gas & Liquids: Continued Solid Earnings Growth
          Midstream provides natural gas gathering and processing, NGL fractionation and storage services and olefins production. For second-quarter 2008, the business reported segment profit of $295 million, compared with segment profit of $251 million for second-quarter 2007.
          For the first six months of 2008, Midstream’s segment profit was $556 million, compared with $405 million for the same time period in 2007.
          Midstream’s growth in segment profit during the second quarter is primarily due to greater contribution from the olefins business, higher NGL unit margins and higher fee-based revenues across all regions. The acquisition of an additional interest in the Geismar plant in July 2007 helped drive the greater contribution from the olefins business. Higher operating costs partially offset these benefits.
          Higher NGL margins, associated with favorable market commodity pricing on NGLs, were the primary driver of the segment profit growth in the year-to-date period.
          Williams markets NGLs via equity volumes the company retains as payment-in-kind under certain processing contracts. Midstream’s 2008 NGL equity volumes for both the quarter and year-to-date periods are comparable to the same periods of 2007.
Gas Pipeline: New Transco Rates, Expansion Projects Drive Year-to-Date Segment Profit Growth
          Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported second-quarter 2008 segment profit of $179 million, compared with $180 million for second-quarter 2007.
          Year-to-date through June 30, Gas Pipeline reported segment profit of $359 million, compared with

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 5 of 10

$330 million for the same period in 2008.
          On a recurring basis, Gas Pipeline’s second-quarter 2008 segment profit was $170 million, compared with $157 million for second-quarter 2007, an increase of 8 percent.
          Increased revenues from two expansion projects placed into service in fourth-quarter 2007, partially offset by higher costs, contributed to the higher recurring segment profit in the second quarter.
          Also on a recurring basis, Gas Pipeline’s segment profit for the first half of 2008 was $350 million, compared with $307 million for the first half of 2007.
          Increased revenues from new rates on the Transco system and the two expansion projects were the primary drivers of the higher recurring segment profit in the year-to-date period. Higher costs partially offset these benefits.
Gas Marketing Services: Supporting Natural Gas Businesses with Marketing, Risk Management
          Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging natural gas liquids for Midstream.
          In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges, and proprietary trading positions, and provides marketing services to third-parties, such as producers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business, which have been reduced to a minimal level.
          Gas Marketing reported a second-quarter 2008 segment loss of $46 million, compared with a segment loss of $63 million in second-quarter 2007.
          For the first six months of 2008, Gas Marketing reported a segment loss of $25 million, compared with a segment loss of $93 million for the same period in 2007.
          The reduction in segment loss for both the second-quarter and year-to-date periods was primarily due to reduced mark-to-market losses associated with derivative contracts with a future delivery date that are not accounted for using hedge accounting. The favorable change was largely the result of reduced losses in 2008 from legacy contracts that are no longer outstanding. This benefit was partially offset in both periods by a decrease in accrual gross margin.
          Although not significant for second-quarter or year-to-date 2008 results, the company expects in the future to have some level of mark-to-market volatility in Gas Marketing Services, primarily from natural gas storage and transportation hedging.

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 6 of 10

Gas Marketing Recurring Segment Profit (Loss)
Adjusted for Mark-to-Market Effect*	2Q		YTD
Amounts in millions	2008	2007	2008	2007
Segment loss	($46)	($63)	($25)	($93)
Nonrecurring adjustments	—	—	—	—

Recurring segment loss	($46)	($63)	($25)	($93)
Mark-to-market adjustments	15	70	12	108

Recurring segment profit (loss) after MTM adjustments	($31)	$7	($13)	$15

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          Williams is adjusting its guidance for Gas Marketing in 2008 and 2009. The company now expects Gas Marketing’s 2008 recurring segment results, adjusted for the effect of mark-to-market accounting, to range from a loss of $50 million to a loss of $30 million. Previous guidance was a loss of $30 million to breakeven.
          For 2009, Williams’ new guidance for recurring segment results, adjusted for the effect of mark-to-market accounting, is a loss of $20 million to a profit of $20 million. Previous guidance was a loss of $40 million to breakeven.
Segment Profit, Capital Expenditure Guidance Updated
          Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted for the effect of mark-to-market accounting.
          For 2008, Williams has updated its consolidated segment profit guidance to a range of $3.15 billion to $3.65 billion and earnings per share of $2.35 to $2.80. The previous ranges were $3.1 billion to $3.65 billion in consolidated segment profit and earnings per share of $2.30 to $2.80. The updated range for 2008 reflects the previously referenced update in Exploration & Production.
          For 2009, Williams has updated its consolidated segment profit guidance to a range of $2.925 billion to $3.825 billion and earnings per share of $2.10 to $2.95. The previous ranges were $2.9 billion to $3.8 billion for consolidated segment profit and earnings per share of $2.05 to $2.90. The updated range for 2009 reflects the previously referenced update in Exploration & Production.
          Williams is updating its capital expenditure guidance for 2008 and 2009, reflecting the previously referenced increases in Exploration & Production.
          The new range for 2008 is $3.2 billion to $3.55 billion, up from the previous range of $3.025 billion to $3.375 billion.
          For 2009, the new range is $2.725 billion to $3.125 billion, up from the previous range of $2.625 billion to $3.025 billion.
          As noted in its June 25 guidance update, Williams is now providing capital expenditure expectations for potential future projects it is investigating that are not yet included in capital expenditure guidance. The inclusion

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 7 of 10

of potential future project expectations is designed to provide investors with Williams’ current views on total potential capital in the given year.
          The company has identified $100 million to $300 million in potential future projects for 2008 and $200 million to $500 million in potential future projects for 2009.
Commodity Price, NGL Margin Outlook
          The following chart provides Williams’ outlook for natural gas and crude oil prices as well as expected average NGL margins in 2008 and 2009. The company’s outlook is unchanged from its June 25 guidance.

Un-hedged Commodity
Price Assumptions	2008	2009

Natural Gas:
Basin Prices
Average Rockies	$7.30 - $8.10	$6.60 - $8.10
Average San Juan/Mid-Continent	$7.70 - $9.00	$7.00 - $9.00
NYMEX (reference only)	$9.00 - $10.50	$8.00 - $10.50
Crude Oil: WTI (reference only)	$100 - $120	$80 - $120
Average NGL Margins: ($/gallon)	$0.57 - $0.68	$0.43 - $0.71
Williams Completes Stock Repurchase Program
          In July 2007, Williams announced that its board of directors authorized the repurchase of up to $1 billion of the company’s common stock with no expiration date.
          As of July 16, 2008, the company has completed the program, purchasing approximately 28.8 million shares for approximately $1 billion.
Today’s Analyst Call
          Management will discuss second-quarter 2008 results during a live webcast beginning at 9:30 a.m. EDT today. Participants are encouraged to access the webcast and access slides for viewing, downloading and printing at www.williams.com.
          A limited number of phone lines also will be available at (877) 558-9190. International callers should dial (706) 902-3248. Replays of the second-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-Q

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 8 of 10

          The company will file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas market, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 9 of 10

terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain than those for possible reserves.
Reference to “total resource portfolio” includes proved, probable and possible reserves as well as new opportunities potential.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2008, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

Williams (NYSE: WMB) Second-Quarter 2008 Financial Results — Aug. 7, 2008	Page 10 of 10

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
June 30, 2008

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416	$419	$835

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$1.40

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—	$—	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)	(30)	(148)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	5	5

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)	(25)	(143)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—	—	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—	—	—
Gain on sale of excess inventory gas — TGPL	—	—	—	—	—	—	(9)	(9)

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—	(9)	(9)

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—	—	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—	—	—
Reserve for international receivables	—	—	—	9	9	—	—	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	—	—	—	—	—	(3)	(3)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	1	1

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—	(2)	(2)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—	—	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—	—	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)	(36)	(154)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—	—	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—	—	—
Interest related to royalty litigation contingency noted above (Interest accrued — E&P)	—	—	—	1	1	—	—	—
Rounding	—	1	(1)	—	—	—	—	—

	1	2	(2)	20	21	—	—	—
Total nonrecurring items	(7)	(21)	(14)	51	9	(118)	(36)	(154)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)	(14)	(59)
Adjustment for nonrecurring tax-related items(3)	—	—	—	23	23	—	—	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343	$397	$740

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57	$0.67	$1.24

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	597,404

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Consolidated Statement of Income
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues	$2,368	$2,824	$2,860	$2,506	$10,558	$3,224	$3,729	$6,953

Segment costs and expenses:
Costs and operating expenses	1,843	2,180	2,222	1,834	8,079	2,373	2,747	5,120
Selling, general and administrative expenses	102	108	107	154	471	111	131	242
Other (income) expense — net	(18)	(18)	(2)	20	(18)	(117)	(35)	(152)

Total segment costs and expenses	1,927	2,270	2,327	2,008	8,532	2,367	2,843	5,210

Equity earnings	21	23	52	41	137	36	37	73

Total segment profit	462	577	585	539	2,163	893	923	1,816

Reclass equity earnings	(21)	(23)	(52)	(41)	(137)	(36)	(37)	(73)
General corporate expenses	(40)	(36)	(40)	(45)	(161)	(42)	(42)	(84)

Operating income	401	518	493	453	1,865	815	844	1,659

Interest accrued	(172)	(172)	(171)	(170)	(685)	(165)	(165)	(330)
Interest capitalized	5	7	9	11	32	8	16	24
Investing income	52	66	78	61	257	55	55	110
Early debt retirement costs	—	—	—	(19)	(19)	—	—	—
Minority interest in income of consolidated subsidiaries	(14)	(25)	(29)	(22)	(90)	(39)	(63)	(102)
Other income (expense) — net	2	2	8	(1)	11	5	—	5

Income from continuing operations before income taxes	274	396	388	313	1,371	679	687	1,366
Provision for income taxes	104	153	160	107	524	263	268	531

Income from continuing operations	170	243	228	206	847	416	419	835
Income (loss) from discontinued operations	(36)	190	(30)	19	143	84	18	102

Net income	$134	$433	$198	$225	$990	$500	$437	$937

Diluted earnings (loss) per common share:
Income from continuing operations	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$1.40
Income (loss) from discontinued operations	(0.06)	0.31	(0.05)	0.03	0.23	0.14	0.03	0.17

Net income	$0.22	$0.71	$0.33	$0.37	$1.63	$0.84	$0.73	$1.57

Weighted-average number of shares used in computation (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	597,404

Common shares outstanding at end of period (thousands)	598,492	599,781	593,016	586,148	586,148	584,025	579,117	579,117

Market price per common share (end of period)	$28.46	$31.62	$34.06	$35.78	$35.78	$32.98	$40.31	$40.31

Common dividends per share	$0.09	$0.10	$0.10	$0.10	$0.39	$0.10	$0.11	$0.21

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Segment profit (loss):

Exploration & Production	$188	$209	$169	$190	$756	$430	$496	$926
Gas Pipeline	150	180	183	160	673	180	179	359
Midstream Gas & Liquids	154	251	300	367	1,072	261	295	556
Gas Marketing Services	(30)	(63)	(67)	(177)	(337)	21	(46)	(25)
Other	—	—	—	(1)	(1)	1	(1)	—

Total segment profit	$462	$577	$585	$539	$2,163	$893	$923	$1,816

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$4	$4	$(118)	$(25)	$(143)
Gas Pipeline	—	(23)	(12)	—	(35)	—	(9)	(9)
Midstream Gas & Liquids	(8)	—	—	7	(1)	—	(2)	(2)
Gas Marketing Services	—	—	—	20	20	—	—	—
Other	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8)	$(23)	$(12)	$31	$(12)	$(118)	$(36)	$(154)

Recurring segment profit (loss):

Exploration & Production	$188	$209	$169	$194	$760	$312	$471	$783
Gas Pipeline	150	157	171	160	638	180	170	350
Midstream Gas & Liquids	146	251	300	374	1,071	261	293	554
Gas Marketing Services	(30)	(63)	(67)	(157)	(317)	21	(46)	(25)
Other	—	—	—	(1)	(1)	1	(1)	—

Total recurring segment profit	$454	$554	$573	$570	$2,151	$775	$887	$1,662

Note:	Segment profit (loss) includes equity earnings reported in Investing income in the Consolidated Statement of Income. Equity earnings results from investments accounted for under the equity method.

Exploration & Production
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Production	$413	$449	$399	$464	$1,725	$617	$826	$1,443
Gas management	55	67	63	87	272	104	133	237
Net nonqualified hedge derivative income (loss)	(2)	(5)	8	(17)	(16)	(2)	(14)	(16)
International	15	16	16	17	64	17	19	36
Other	2	12	13	21	48	12	12	24

Total revenues	483	539	499	572	2,093	748	976	1,724

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	114	131	139	151	535	166	182	348
Lease and other operating expenses	44	49	54	58	205	60	61	121
Operating taxes	34	35	30	22	121	49	69	118
Exploration expense	7	5	4	4	20	2	1	3
Third party gathering expense	9	7	9	8	33	10	13	23
Selling, general and administrative expenses (including International)	36	32	35	45	148	37	44	81
Gas management expenses	55	67	63	87	272	104	133	237
International (excluding DD&A and SG&A)	4	6	7	7	24	6	10	16
Other (income) expense — net	(3)	3	(1)	5	4	(113)	(27)	(140)

Total segment costs and expenses	300	335	340	387	1,362	321	486	807

Equity earnings	5	5	10	5	25	3	6	9

Reported segment profit	188	209	169	190	756	430	496	926

Nonrecurring adjustments	—	—	—	4	4	(118)	(25)	(143)

Recurring segment profit	$188	$209	$169	$194	$760	$312	$471	$783

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	76.1	81.7	85.2	90.1	333.1	92.2	101.0	193.2
Net domestic volumes per day (MMcfe/d)	845	898	926	979	913	1,013	1,110	1,061
Net domestic realized price ($/Mcfe)(1)	$5.318	$5.390	$4.587	$5.057	$5.078	$6.580	$8.056	$7.351
Production taxes per Mcfe	$0.440	$0.439	$0.343	$0.253	$0.364	$0.529	$0.683	$0.610
Lease and other operating expense per Mcfe	$0.574	$0.598	$0.639	$0.645	$0.616	$0.653	$0.606	$0.628

(1)	Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.2	5.4	5.6	5.8	22.0	5.7	5.7	11.4
Volumes per day (MMcfe/d)	58	59	61	63	60	63	62	62

Volumes net to Williams (after minority interest) (Bcfe)	4.1	4.2	4.4	4.6	17.3	4.5	4.4	8.9
Volumes net to Williams per day (MMcfe/d)	46	46	48	50	47	49	49	49

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	80.2	85.9	89.7	94.6	350.4	96.7	105.4	202.1
Volumes net to Williams per day (MMcfe/d)	891	945	974	1,028	960	1,062	1,159	1,110

Gas Pipeline
(UNAUDITED)

	2007						2008
(Dollars in millions)	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Northwest Pipeline	$103	$103		$106	$110	$422	$107	$107	$214
Transcontinental Gas Pipe Line	268	312		286	321	1,187	306	298	604
Other	—	—		—	1	1	—	1	1

Total revenues	371	415		392	432	1,610	413	406	819

Segment costs and expenses:
Costs and operating expenses	195	224		203	229	851	201	207	408
Selling, general and administrative expenses	35	38		37	51	161	36	40	76
Other (income) expense — net	—	(17)		(10)	3	(24)	6	(5)	1

Total segment costs and expenses	230	245		230	283	988	243	242	485

Equity earnings	9	10		21	11	51	10	15	25

Reported segment profit:
Northwest Pipeline	55	75	*	66	52	248	53	52	105
Transcontinental Gas Pipe Line	87	98		97	101	383	122	120	242
Other	8	7		20	7	42	5	7	12

Total reported segment profit	150	180		183	160	673	180	179	359

Nonrecurring adjustments:
Northwest Pipeline	—	(23)	*	(12)	—	(35)	—	—	—
Transcontinental Gas Pipe Line	—	—		—	—	—	—	(9)	(9)

Total nonrecurring adjustments	—	(23)		(12)	—	(35)	—	(9)	(9)

Recurring segment profit:
Northwest Pipeline	55	52		54	52	213	53	52	105
Transcontinental Gas Pipe Line	87	98		97	101	383	122	111	233
Other	8	7		20	7	42	5	7	12

Total recurring segment profit	$150	$157		$171	$160	$638	$180	$170	$350

*	Includes $6 million of income associated with payments received for a terminated firm transportation agreement on Gas Pipeline’s Grays Harbor lateral that was reclassified from other income — net below operating income to other (income) expense — net within segment costs and expenses.

Operating statistics

Northwest Pipeline
Throughput (TBtu)	200.2	159.8	176.5	220.4	756.9	219.8	171.0	390.8
Average daily transportation volumes (TBtu)	2.2	1.8	1.9	2.4	2.1	2.4	1.9	2.1
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.6	2.5	2.6	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	525.2	427.6	477.4	473.2	1,903.4	536.5	443.0	979.5
Average daily transportation volumes (TBtu)	5.8	4.7	5.2	5.1	5.2	5.9	4.9	5.4
Average daily firm reserved capacity (TBtu)	6.8	6.4	6.4	6.7	6.6	7.0	6.7	6.8

Midstream Gas & Liquids
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Gathering & processing	$104	$102	$106	$102	$414	$97	$108	$205
Venezuela fee revenue	37	38	38	35	148	40	44	84
NGL sales from gas processing	260	319	346	435	1,360	383	473	856
Production handling and transportation	29	28	26	25	108	27	29	56
Olefins sales (including Gulf and Canada)	131	176	287	321	915	325	335	660
Trading/marketing sales	792	1,007	1,063	1,297	4,159	1,178	1,372	2,550
Other revenues	33	40	31	33	137	51	57	108

	1,386	1,710	1,897	2,248	7,241	2,101	2,418	4,519
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(1,208)

Total revenues	1,002	1,243	1,360	1,575	5,180	1,557	1,754	3,311

Segment costs and expenses:
NGL cost of goods sold	166	149	124	140	579	187	286	473
Olefins cost of goods sold	114	147	239	267	767	280	279	559
Trading/marketing cost of goods sold	787	996	1,058	1,285	4,126	1,180	1,357	2,537
Venezuela operating costs	19	19	20	20	78	21	22	43
Operating costs	141	128	139	146	554	168	157	325
Other
Selling, general and administrative expenses	27	29	32	49	137	34	39	73
Other (income) expense — net	(15)	(1)	6	(1)	(11)	(7)	(1)	(8)
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(1,208)

Total segment costs and expenses	855	1,000	1,081	1,233	4,169	1,319	1,475	2,794

Equity earnings	7	8	21	25	61	23	16	39

Reported segment profit	154	251	300	367	1,072	261	295	556
Nonrecurring adjustments	(8)	—	—	7	(1)	—	(2)	(2)

Recurring segment profit	$146	$251	$300	$374	$1,071	$261	$293	$554

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	269	259	266	251	1,045	234	268	502
Fee-based processing volumes (TBtu)	227	234	243	234	938	231	249	480
NGL equity sales (million gallons) *	345	359	358	356	1,418	308	366	674
NGL margin ($/gallon)	$0.27	$0.47	$0.62	$0.83	$0.55	$0.64	$0.51	$0.57
NGL production (million gallons) *	594	619	640	642	2,495	634	645	1,279

Olefins
Canadian NGL equity sales (million gallons)	35	33	35	33	136	33	22	55
Olefins sales (Ethylene & Propylene) (million lbs)	213	274	473	441	1,401	457	428	885

Discovery Producer Services L.L.C. (equity investment) — 100%
NGL equity sales (million gallons)	18	25	22	34	99	37	23	60
NGL production (million gallons)	56	66	61	69	252	70	58	128

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$1,288	$1,394	$1,247	$704	$4,633	$1,650	$2,010	$3,660

Segment costs and expenses:
Costs and operating expenses	1,316	1,452	1,312	857	4,937	1,625	2,049	3,674
Selling, general and administrative expenses	2	5	2	4	13	4	7	11
Other expense — net	—	—	—	20	20	—	—	—

Total segment costs and expenses	1,318	1,457	1,314	881	4,970	1,629	2,056	3,685

Reported segment profit (loss)	(30)	(63)	(67)	(177)	(337)	21	(46)	(25)

Nonrecurring adjustments	—	—	—	20	20	—	—	—

Recurring segment profit (loss)	$(30)	$(63)	$(67)	$(157)	$(317)	$21	$(46)	$(25)

Capital Expenditures and Investments
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Capital expenditures:
Exploration & Production	$343	$386	$467	$495	$1,691	$391	$711	$1,102
Gas Pipeline:
Northwest Pipeline	49	21	37	52	159	13	16	29
Transcontinental Gas Pipe Line	59	119	139	43	360	53	43	96

Other	—	—	—	—	—	1	(1)	—

Total	108	140	176	95	519	67	58	125
Midstream Gas & Liquids	55	185	227	120	587	105	205	310
Other	4	6	4	5	19	16	8	24

Total	$510	$717	$874	$715	$2,816	$579	$982	$1,561

Purchase of investments:
Exploration & Production	—	—	(2)	—	(2)	—	3	3
Gas Pipeline	1	3	15	23	42	20	28	48
Other	19	1	—	—	20	—	16	16

Total	$20	$4	$13	$23	$60	$20	$47	$67

Summary:
Exploration & Production	$343	$386	$465	$495	$1,689	$391	$714	$1,105
Gas Pipeline	109	143	191	118	561	87	86	173
Midstream Gas & Liquids	55	185	227	120	587	105	205	310
Other	23	7	4	5	39	16	24	40

Total	$530	$721	$887	$738	$2,876	$599	$1,029	$1,628

Cumulative summary:
Exploration & Production	$343	$729	$1,194	$1,689	$1,689	$391	$1,105	$1,105
Gas Pipeline	109	252	443	561	$561	87	173	$173
Midstream Gas & Liquids	55	240	467	587	$587	105	310	$310
Other	23	30	34	39	$39	16	40	$40

Total	$530	$1,251	$2,138	$2,876	$2,876	$599	$1,628	$1,628

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$114	$131	$139	$151	$535	$165	$180	$345
Gas Pipeline:
Northwest Pipeline	23	22	21	22	88	22	21	43
Transcontinental Gas Pipe Line	54	58	58	57	227	55	59	114

Total	77	80	79	79	315	77	80	157
Midstream Gas & Liquids	53	54	52	55	214	55	55	110
Gas Marketing Services	1	1	2	3	7	1	—	1
Other	3	3	3	1	10	4	3	7

Total	$248	$269	$275	$289	$1,081	$302	$318	$620

Other selected financial data:
Cash and cash equivalents	$1,811	$1,739	$1,455	$1,699	$1,699	$2,240	$1,937	$1,937

Total assets	$25,936	$26,046	$25,837	$25,061	$25,061	$27,172	$31,216	$31,216

Capital structure:
Debt Current	$388	$468	$466	$143	$143	$85	$83	$83
Noncurrent	$7,507	$7,443	$7,425	$7,757	$7,757	$7,799	$7,869	$7,869
Stockholders’ equity	$6,192	$6,423	$6,456	$6,375	$6,375	$7,801	$7,652	$7,652
Debt to debt-plus-equity ratio	56.0%	55.2%	55.0%	55.3%	55.3%	50.3%	51.0%	51.0%

Non-GAAP Utility Statement:
     This press release includes certain financial measures, EBITDA, recurring earnings, operating free cash flow and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets, less income (loss) from discontinued operations. Operating free cash flow is defined as cash flow from continuing operations less capital expenditures before dividends or principal payments. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the Company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating. Neither EBITDA nor recurring earnings, operating free cash flow and recurring segment profit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to designated hedges or other derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	2nd Quarter			YTD
	2008		2007	2008		2007
Recurring income from cont. ops available to common shareholders	$397		$221	$740		$387
Recurring diluted earnings per common share	$0.67		$0.36	$1.24		$0.63

Mark-to-Market (MTM) adjustments for Gas Marketing	15	*	70	12	*	108

Tax effect of total MTM adjustments	(6)		(27)	(5)		(41)

After tax MTM adjustments	$9		$43	$7		$67

Recurring income from cont. ops available to common shareholders after MTM adjust.	$406		$264	$747		$454

Recurring diluted earnings per share after MTM adj.	$0.68		$0.43	$1.25		$0.74

weighted average shares — diluted (thousands)	596,187		613,172	597,404		612,325

*	Excludes $39MM termination payment related to legacy contract.
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416	$419	$835

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$1.40

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—	$—	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)	(30)	(148)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	5	5

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)	(25)	(143)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—	—	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—	—	—
Gain on sale of excess inventory gas — TGPL	—	—	—	—	—	—	(9)	(9)

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—	(9)	(9)

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—	—	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—	—	—
Reserve for international receivables	—	—	—	9	9	—	—	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	—	—	—	—	—	(3)	(3)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	1	1

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—	(2)	(2)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—	—	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—	—	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)	(36)	(154)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—	—	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—	—	—
Interest related to royalty litigation contingency noted above (Interest accrued — E&P)	—	—	—	1	1	—	—	—
Rounding	—	1	(1)	—	—	—	—	—

	1	2	(2)	20	21	—	—	—

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)	(36)	(154)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)	(14)	(59)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—	—	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343	$397	$740

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57	$0.67	$1.24

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	597,404

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.